Exhibit 3.1

STATE of DELAWARE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIPLE CROWN MEDIA, INC.

Triple Crown Media, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies:

FIRST: The name of the corporation is Triple Crown Media, Inc. The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 29, 2005.

SECOND: This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the corporation’s Amended and Restated Certificate of Incorporation.

THIRD: The text of the Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

1. Name. The name of this corporation is Triple Crown Media, Inc.

2. Registered Office. The registered office of this corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. Stock.

(a) The total number of shares of stock that this corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value per share. Each share of Common Stock shall be entitled to one vote.

(b) The corporation shall not issue any nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of the filing of this Second Amended and Restated Certificate of

Incorporation with the Secretary of State of the State of Delaware; provided, however, that this sub-section (b) (i) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the corporation, and (iii) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

5. Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

6. Election of Directors. The election of directors need not be by written ballot unless the by-laws shall so require.

7. Authority of Directors. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

8. Liability of Directors. A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9. Indemnification.

(a) This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person (an “Indemnitee”) who is or was, or is threatened to be made, a party to, or is otherwise involved in, any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom such he or she is the legal representative, is or was or has agreed to be a director or officer of this corporation or, while a director or officer of this corporation, is or was serving at the request of this corporation as a director, officer, member, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 9 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

(b) As between this corporation and affiliates of this corporation (other than its direct or indirect subsidiaries) who provide indemnification to the Indemnitees for their service to, or on behalf of, this corporation (collectively, the “Affiliate Indemnitors”) (i) this corporation is the indemnitor of first resort with respect to all claims indemnifiable pursuant to paragraph 9(a) against any such Indemnitee (i.e., this corporation’s obligations to such Indemnitees are primary and any obligation of any Affiliate Indemnitor to advance expenses or to provide indemnification for the same loss or liability incurred by such Indemnitees is secondary), (ii) this corporation shall be required to advance to any such Indemnitee the full amount of expenses advanceable pursuant to paragraph 9(a) and shall be liable to any such Indemnitee for the full amount of all claims indemnifiable pursuant to paragraph 9(a), without regard to any rights any such Indemnitee may have against any Affiliate Indemnitor, and (iii) this corporation irrevocably waives, relinquishes and releases each Affiliate Indemnitor from any and all claims against such Affiliate Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof. This corporation shall indemnify each Affiliate Indemnitor directly for any amounts that such Affiliate Indemnitor pay as indemnification or advancement on behalf of any such Indemnitee and for which such Indemnitee may be entitled to indemnification from this corporation pursuant to paragraph 9(a). No advancement or payment by any Affiliate Indemnitor on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from this corporation shall affect the foregoing and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against this corporation.

10. Records. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

11. Renunciation of Business Opportunities Doctrine. To the maximum extent permitted from time to time under the law of the State of Delaware, this corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this corporation. No amendment or repeal of this paragraph 11 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

12. Opt Out of DGCL 203. This corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation on this 8th day of December, 2009.

TRIPLE CROWN MEDIA, INC.

By:	/s/ Mark G. Meikle
Mark G. Meikle
Chief Financial Officer & Secretary

104831-1